Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-267941) and Form S-8 (No. 333-267698) of Noble Corporation plc of our report dated February 17, 2022 relating to the financial statements of Noble Holding Corporation plc (formerly known as Noble Corporation plc) (Predecessor), which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
March 9, 2023